UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Claymont Steel Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Prompt execution of the enclosed proxy will save the expense of an additional mailing. Your immediate attention is appreciated.

October 19, 2007

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to the 2007 Annual Meeting of Stockholders. The doors open at 9:30 a.m. and the Annual Meeting will begin promptly at 10:00 a.m.

Date:	November 13, 2007	Place:	Pyramid Club
Time:	9:30 a.m. Doors Open		1735 Market Street 52nd Floor
	10:00 a.m. Annual Meeting Convenes		Philadelphia, Pennsylvania 19103

Information about the nominees for election as members of the Board of Directors and other business of the meeting is set forth in the Notice of Meeting and the Proxy Statement. This year, you are asked to elect two (2) directors and to ratify the appointment of an independent public accounting firm for 2007.

Please take the opportunity to review the enclosed Proxy Statement and 2006 Annual Report. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Voting your proxy ahead of time will allow for a more efficient and timely meeting.

Thank you for your continued support.

Sincerely,

Jeff Bradley

Chief Executive Officer and Director

Claymont Steel Holdings, Inc.

Claymont Steel Holdings, Inc. – 4001 Philadelphia Pike – Claymont, Delaware 19703

(302) 792-5400

CLAYMONT STEEL HOLDINGS, INC.

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Notice of Annual Meeting of Stockholders to be held Tuesday, November 13, 2007.

The Annual Meeting of Stockholders of Claymont Steel Holdings, Inc. will be held at the Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, Pennsylvania 19103 on Tuesday, November 13, 2007 at 10:00 a.m., to consider and take action on the following:

1.	Election of two persons to serve as Directors.

2.	Ratification of the appointment of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for 2007.

3.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on October 16, 2007 will be entitled to notice of, and to vote at, the meeting or any adjournments.

By Order of the Board of Directors,

ALLEN EGNER

Vice President, Finance

and Secretary

Claymont, Delaware

October 19, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY SUBMITTING YOUR PROXY. YOU MAY VOTE YOUR PROXY THREE DIFFERENT WAYS: BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS.

i

SUMMARY

This summary is presented solely to furnish limited introductory information regarding Claymont Steel Holdings, Inc., a Delaware corporation (hereafter referred to as “Claymont” or the “Company”), and the matters to be considered at Claymont’s 2007 Annual Meeting of Stockholders. Stockholders should read the entire proxy statement, including exhibits, before casting their vote. Proxies executed by stockholders may be revoked at any time prior to the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Two (2) directors are to be elected to the Board of Directors of the Company (the “Board”) to hold office for a term of three (3) years until 2010 and until their successors are elected and qualified. See “PROPOSAL 1 – ELECTION OF DIRECTORS.”

The Board recommends a vote “FOR” each nominee for director.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The holders of Claymont common stock are being asked to ratify the appointment of Crowe Chizek and Company LLC, as Claymont’s independent registered public accounting firm for continuing audit work in 2007. See “PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

The Board recommends a vote “FOR” the proposal to ratify the appointment of Crowe Chizek and Company LLC as Claymont’s independent registered public accounting firm for 2007.

PROXIES AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board for use at the Annual Meeting of Stockholders to be held on November 13, 2007 and at any adjournments. This Proxy Statement and enclosed form of Proxy are first being mailed to stockholders on or about October 19, 2007.

Each holder of record of Claymont’s common stock at the close of business on October 16, 2007 is entitled to one vote per share. At the close of business on October 16, 2007, 17,566,754 shares of Claymont’s common stock were outstanding.

Stockholders may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or if you own your shares through a broker or other intermediary, on the voting instruction card provided by the broker or intermediary). Stockholders may also vote by marking, signing and dating the enclosed proxy card and returning it in the preaddressed envelope.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted by voting again by telephone or over the Internet, by sending the Company a proxy card dated later than your last vote, or voting at the meeting. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement, and FOR ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of Claymont’s common stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as Directors, up to the maximum number of Directors to be chosen at the Annual Meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting. An abstention will have the same effect as a vote against and a broker “non-vote” is not counted for purposes of voting on these matters.

The Board is not aware of any matters that will be brought before the Annual Meeting other than those described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board may be made by the Company’s employees through the mail, in person and by telephone. The Company will reimburse brokerage houses and other nominees for forwarding proxy material to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Claymont’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws provide for the division of the Board into three classes with the directors in each class serving for a term of three years. At the Annual Meeting, two directors will be elected to serve until the 2010 annual meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

Each of the nominees has consented to serve as a director. We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board. Information concerning the nominees and the continuing members of the Board is provided below:

Standing for Election for Term Expiring in 2010

Tracy L. Shellabarger	Age 50

Mr. Shellabarger has served on Claymont’s Board since 2006. Mr. Shellabarger served as chief financial officer and vice president-finance for Steel Dynamics, Inc., a publicly traded steel manufacturer. Prior to his role with Steel Dynamics, from 1987 to 1994, Mr. Shellabarger served as controller of a division of Nucor Corporation, a Fortune 400 steel manufacturer. Mr. Shellabarger currently serves on the board of directors of Tarpon Industries, Inc. and two non-profit organizations. Mr. Shellabarger earned a Bachelor of Science degree in Accounting.

Jeffrey Zanarini	Age 37

Mr. Zanarini has served on Claymont’s Board and Claymont Steel, Inc.’s Board since 2005. Mr. Zanarini joined H.I.G. Capital in 2004 and currently serves as a managing director. Prior to joining H.I.G. Capital, from 1998 to 2004 Mr. Zanarini held a variety of positions at Bain & Company, a management consulting firm. While at Bain, Mr. Zanarini devised corporate growth strategies and directed diligence efforts for equity investors. Mr. Zanarini currently serves on the board of directors of several H.I.G. portfolio companies. Mr. Zanarini holds Bachelor of Science and Bachelor of Arts degrees and a Masters in Business Administration.

Continuing Directors

Current Term Expires in 2008

Matthew Sanford	Age 38

Mr. Sanford has served on Claymont’s Board and Claymont Steel, Inc.’s Board since 2005. Mr. Sanford joined H.I.G. Capital in 2000 and currently serves as a managing director. Prior to joining H.I.G. Capital, Mr. Sanford was a manager with Pittiglio, Rabin, Todd and McGrath, an operations-focused consulting firm to technology based businesses, from 1999 to 2000. Previously, he held a variety of positions at Bain & Company, a management consulting firm, in which he managed the development and implementation of marketing and operating strategies for Fortune 500 business. Mr. Sanford currently serves on the board of directors of several H.I.G. Capital portfolio companies. Mr. Sanford holds a Bachelor of Arts degree and a Masters in Business Administration.

Steve Scheinkman	Age 54

Mr. Scheinkman has served on Claymont’s Board since 2006. Mr. Scheinkman served as the president and chief executive officer of Transtar Metals Inc. from September 1999 to September 2006. Since Transtar’s acquisition by A.M. Castle & Co. in September 2006, Mr. Scheinkman has served as president of Transtar. Prior to joining Transtar, Mr. Scheinkman served as the president, chief operating officer and chief financial officer of Macsteel Service Centers USA. Mr. Scheinkman earned a Bachelor of Business Administration degree in Accounting and is a Certified Public Accountant.

Current Term Expires in 2009

Jeff Bradley	Age 47

Mr. Bradley has served as Claymont’s chief executive officer since 2005 and is a member of Claymont’s Board. Prior to joining Claymont, from September, 2004 to June, 2005, Mr. Bradley served as vice president of strategic planning for Dietrich Industries, a $900 million construction products subsidiary of Worthington Industries. Prior to joining Dietrich Industries, from September, 2000 to August, 2004, Mr. Bradley served as a vice president and general manager for Worthington Steel. Mr. Bradley has a Business Administration degree.

Sami Mnaymneh	Age 46

Mr. Mnaymneh has served on Claymont’s Board and Claymont Steel, Inc.’s Board since 2005. Mr. Mnaymneh is a co-founding partner of H.I.G. Capital and has served as a managing partner of the firm since 1993. Prior to joining H.I.G. Capital, from 1990 to 1993 Mr. Mnaymneh was a managing director at The Blackstone Group, a merchant bank, where he provided financial advisory services to Fortune 100 companies. Prior to that, from 1984 to 1989 Mr. Mnaymneh was a vice president in the mergers and acquisitions department at Morgan Stanley & Co. where he served as a senior advisor to private equity firms. Mr. Mnaymneh currently serves on the board of directors of Securus Technologies, Inc. and a number of other H.I.G. Capital portfolio companies. Mr. Mnaymneh holds a Bachelor of Arts degree, a Masters in Business Administration and a Juris Doctorate.

Tony Tamer	Age 50

Mr. Tamer has served on Claymont’s Board since 2006. Mr. Tamer is a co-founding partner of H.I.G. Capital and has served as a managing partner of the firm since 1993. Prior to joining H.I.G. Capital, Mr. Tamer was a partner at Bain & Company, one of the world’s leading management consulting firms. Mr. Tamer has extensive operating experience particularly in the communications and semiconductor industries, having held marketing, engineering and manufacturing positions at Hewlett-Packard and Sprint Corporation. Mr. Tamer currently serves on the board of directors of Securus Technologies, Inc. and a number of other H.I.G. Capital portfolio companies. Mr. Tamer holds a Masters in Business Administration degree and a Masters degree in Electrical Engineering.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each person who is an executive officer of Claymont:

Name	Age	Position
Jeff Bradley	47	Chief Executive Officer and Director
David Clark	43	Chief Financial Officer
Allen Egner	54	Vice President, Finance
Steve Lundmark	65	Vice President, Sales and Marketing

Jeff Bradley has served as Claymont’s chief executive officer since 2005 and is a member of Claymont’s Board. Prior to joining Claymont Steel, from September, 2004 to June, 2005, Mr. Bradley served as vice president of strategic planning for Dietrich Industries, a $900 million construction products subsidiary of Worthington Industries. Prior to joining Dietrich Industries, from September, 2000 to August, 2004, Mr. Bradley served as a vice president and general manager for Worthington Steel. Mr. Bradley has a Business Administration degree.

David Clark has served as Claymont’s Chief Financial Officer since November 2006. Prior to joining Claymont, Mr. Clark served as executive vice president, chief financial officer and secretary of SunCom Wireless, Inc., a publicly traded company, from its founding in 1997 through February 2006. From 1997 to 2000, Mr. Clark served as chief financial officer of Triton Cellular Partners, L.P., an entity related to SunCom Wireless. Before joining Triton, Mr. Clark was a managing director at Furman Selz L.L.C. specializing in communications finance. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist. Mr. Clark holds a Bachelor of Science degree in accounting.

Allen Egner has served as Claymont’s vice president, finance since 2005. From 2001 to 2005, Mr. Egner served as Claymont’s controller, from 1998 to 2001 he served as our manager of accounting, and from 1989 to 1998 he served as Claymont’s manager of cost accounting. Before joining the Company, Mr. Egner was employed by Bethlehem Steel from 1974 to 1989, first as a general foreman and then as a senior cost analyst. Mr. Egner holds a Bachelor of Science degree and a Masters in Business Administration.

Steve Lundmark has served as Claymont’s vice president, sales and marketing since Claymont Steel, Inc.’s inception in 1988. Prior to joining Claymont Steel, Inc., Mr. Lundmark served as manager of carbon plate sales for Lukens Steel from 1986-1988, as regional sales manager of Lukens Steel from 1977 to 1986, as a branch manager for Kaiser Aluminum from 1969 to 1977, as production supervisor at Johnson & Johnson from 1967 to 1969 and as industrial engineer for Owens-Illinois Glass from 1964 to 1967. Mr. Lundmark holds a Bachelor of Science degree and a Masters in Business Administration.

CORPORATE GOVERNANCE

Director Independence

Pursuant to the NASDAQ rules, a majority of the Board must be independent. Of the Company’s seven directors, four are independent. The Board has affirmatively determined that each of Tracy Shellabarger, Steve Scheinkman, Matthew Sanford and Jeffrey Zanarini are independent as defined in the NASDAQ listing standards. Tracy Shellabarger, Steve Scheinkman, Matthew Sanford and Jeffrey Zanarini are sometimes referred to herein as the “Independent Directors”.

Nomination of Directors

Pursuant to the NASDAQ rules, the Company does not have a formal nominating committee of the Board. All director nominees are selected and recommended for the Board’s selection by the majority of the Independent Directors. The full Board approves all recommendations for director nominees. The Independent Directors seek director candidates based upon a number of qualifications, including a candidate’s independence, integrity, education, business judgment, business experience, accounting and financial expertise, diversity of experience, acumen, reputation, civic and community relationships, high performance standards and ability to act on behalf of stockholders. The Independent Directors consider and recommend candidates to the Board so that the Board collectively possesses a broad range of skills and experience that can be of assistance in the operation of the Company’s business. The Independent Directors may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Independent Directors will consider recommendations for director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Claymont Steel Holdings, Inc., 4001 Philadelphia Pike, Claymont, Delaware 19703, Attention: Secretary. In order to enable consideration of the candidate in connection with the Company’s 2008 Annual Meeting, a stockholder must submit the following information by December 16, 2007: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; and (3) the consent of the candidate to serve as a director. In considering any candidate proposed by a stockholder, the Independent Directors will reach a conclusion based on the criteria described above. The Independent Directors may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Independent Directors. The Independent Directors will consider all potential candidates in the same manner regardless of the source of the recommendation.

Board Meetings and Committees

Prior to the completion of our initial public offering in December 2006, Claymont was a privately held company. During 2006, there were no meetings of the Board, and the Board acted six times by unanimous written consent. There are two standing committees of the Board: the Audit Committee and the Compensation Committee, each described below. During 2006, each director attended at least 75% of the total number of meetings held by the Board and all committees of the Board on which such Director served. This year is our first Annual Meeting and we encourage all directors to attend.

Audit Committee. The Audit Committee was formed at the time of the completion of our initial public offering in December 2006 and held its first meeting in 2007. The Audit Committee members are Steve Scheinkman and Tracy Shellabarger, each of whom is independent as defined by NASDAQ and the applicable SEC rules, and Jeffrey Zanarini. The Company is relying on an exemption to the SEC rules for newly public companies whereby the Company has one year from the date of effectiveness of its Initial Public Offering registration statement to comply with the requirements for an independent audit committee. Reliance on this exemption has not materially adversely affected the ability of the Audit Committee to act independently or satisfy any other SEC requirements for audit committees. The Board of Directors has adopted a written charter for the Audit Committee, which is attached hereto as Appendix A. The Audit Committee has sole authority to engage, retain and dismiss our independent registered public accounting firm, reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject to the pre-approval policy discussed below, reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our filings with the SEC, oversees the internal audit function, and oversees our internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee has established a policy regarding the approval of audit and non-audit services provided by its independent registered public accounting firm. Specifically, the Committee pre-approves all audit and non-audit services to be provided by the independent registered public accounting firm. The Committee sets maximum amounts that may be allocated to specified non-audit services that we may obtain from the independent registered public accounting firm and requires management to report on specific engagements to the Committee on a periodic basis and to request any increase in the maximum amount allocated to specified services.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Claymont Steel Holdings, Inc., 4001 Philadelphia Pike, Claymont, Delaware 19703, Attention: Audit Committee. Such correspondence will be logged in and forwarded to the members of the Audit Committee.

The Board has determined that Mr. Shellabarger is an “audit committee financial expert” within the meaning of the SEC regulations and Mr. Shellabarger is independent as defined by NASDAQ.

Compensation Committee. The Compensation Committee was formed at the time of the completion of our initial public offering in December 2006 and held its first meeting in 2007. The Compensation Committee members are Matthew Sanford and Jeffrey Zanarini, each of whom is independent as defined by the NASDAQ rules. The Compensation Committee has not formalized a charter. The Compensation Committee provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for the Company’s key employees and outside directors and disclosure relating to these matters, reviews and approves the compensation of the Chief Executive Officer and the other executive officers of the Company and its subsidiaries, provides oversight concerning selection of officers, management succession planning, performance of individual executives and related matters and administers the Company’s stock incentive plan.

The Compensation Committee has the authority to delegate such of its authority and responsibilities as the Compensation Committee deems proper to members of the Committee or to a subcommittee. The Compensation Committee may engage compensation consultants, independent counsel and such other advisers as the Compensation Committee determines necessary to carry out its responsibilities. Authority to select, retain, terminate, approve the fees or other retention terms of any such consultant or adviser is vested solely in the Compensation Committee. In considering executive and director compensation, the Compensation Committee takes into account the recommendations of the Chief Executive Officer. However, the Chief Executive Officer does not make recommendations or participate in any manner with respect to his own compensation.

Communication with the Board of Directors

Any person who wishes to communicate with the Board may direct a written communication, addressed to the Board or any specific director at: Claymont Steel Holdings, Inc., 4001 Philadelphia Pike, Claymont, Delaware 19703, Attention: Secretary. Such correspondence will be logged in and forwarded to the appropriate director.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Overall Objectives

The Company believes that the compensation paid to its Chief Executive Officer, its Chief Financial Officer and its other executive officers, whom are collectively referred to as the named executive officers (“Named Executive Officers”), should be closely aligned with the Company’s performance as well as with each Named Executive Officer’s individual performance on both a short- and long-term basis, and that such compensation should be sufficient to attract and retain highly qualified leaders who can create significant value for the Company’s stockholders. The Company’s compensation programs are designed to provide the Named Executive Officers meaningful incentives for superior performance. Performance is evaluated using both financial and non-financial objectives that the Company believes contributes to its long-term success. Among these objectives are financial strength, customer service, operational excellence, employee commitment and regulatory integrity.

The Company’s goal has been to design a compensation program that focuses the executives on the achievement of specific annual, long-term, and strategic goals set by the Company that align executives’ interests with those of stockholders by rewarding performance that maintains and improves stockholder value. The plans are created so that executives receive cash bonuses, stock options, or restricted stock units when specific, measurable goals are achieved.

How is Compensation Determined

The Company believes that an effective total compensation plan should be structured to focus executives on the achievement of specific business goals set by the Company and to reward executives for achieving those goals. Therefore, the Company established the following key compensation principles to guide the design and ongoing administration of the Company’s overall compensation program:

1.	Achieve operational targets;

2.	Achieve EBITDA targets;

3.	Achieve relative stock performance levels compared to peers;

4.	Create stockholder value; and

5.	Maintain total compensation at market competitive levels.

The Company intends to use companies in similar industries as benchmarks when establishing Named Executive Officers’ compensation. The Company also intends to review peer company data when making annual base salary and incentive recommendations.

Discussion of Specific Compensation Elements

The Company compensates its executive officers through a mix of:

•	base salary;

•	short-term cash incentive compensation (annual bonus);

•	long-term equity incentive compensation (stock options and restricted stock units); and

•	pension and other benefits.

Allocation Among Elements

The Company’s mix of base salary, short-term cash incentive and equity compensation varies depending on the level of the position held by the executive. In allocating compensation among these components, the Company believes that the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be weighted toward performance-based goals putting a greater proportion of their compensation at risk based on achieving specific goals.

Base Salary

The Company determines base salaries for all Named Executive Officers by reviewing company and individual performance, the value each Named Executive Officer brings to the Company and general labor market conditions. While base salary provides a base level of compensation intended to be competitive with the external market, the base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria. The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of the Company’s and of the individual Named Executive Officer’s performance for the period. An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year.

Annual Bonus

The annual bonus is designed to align the interests of senior management with stockholder interests, as well as customer service levels, to achieve overall positive financial performance for the Company. The Compensation Committee, in partnership with management, sets clear annual performance objectives for all executives and measures annual performance against those objectives.

Individual annual bonuses are set as a percentage of base salary. Annual bonuses are earned based on two levels of criteria. A percentage of the bonus is based on the Company achieving certain EBITDA levels. The remaining bonus is determined at the discretion of the Compensation Committee.

Long-Term Equity Compensation

The Company believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management and the gains realized by the stockholders. This program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and designated key employees to increase their ownership in the Company through grants of stock options and restricted stock units. The following is a summary of the Company’s 2006 Stock Incentive Plan.

2006 Stock Incentive Plan

Introduction. The Company’s 2006 Stock Incentive Plan (the “2006 Plan”) was adopted by the Board and approved by the stockholders in November 2006. The 2006 Plan became effective in December 2006 and will terminate no later than November 27, 2016, unless extended with stockholder approval.

Share Reserve. 450,000 shares of common stock have been authorized for issuance under the 2006 Plan. However, no participant in our 2006 Plan may receive awards for more than 100,000 shares of common stock per calendar year.

Equity Incentive Programs. The 2006 Plan is divided into three separate components:

•

the discretionary grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock or stock appreciation rights tied to the value of such Common Stock;

•

the stock issuance program, under which eligible individuals may be issued shares of common stock pursuant to restricted stock awards, restricted stock units or other stock-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of common stock may be issued through direct purchase or as a bonus for services rendered to the Company (or any parent or subsidiary); and

•

the automatic grant program, under which awards in the form of stock options and restricted stock units grants will automatically be made at periodic intervals to our eligible non-employee board members.

Eligibility. The individuals eligible to participate in the 2006 Plan include officers and other employees of the Company, the Company’s non-employee board members and any consultants the Company hires and any individuals in similar capacities with any of the Company’s parent or subsidiary companies.

Administration. The Compensation Committee of the Board administers the discretionary grant and stock issuance programs. However, the Board may, at any time, appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make awards under those two programs to individuals other than executive officers and board members.

The plan administrator determines which eligible individuals are to receive awards under these two programs, the time or times when those awards are to be made, the number of shares subject to each such award, the vesting, exercise and issuance schedules to be in effect for each such award, the maximum term for which such award is to remain outstanding, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws and the cash consideration payable (if any) for shares issuable under the stock issuance program. The automatic grant program for the non-employee board members is self-executing, and the plan administrator has limited authority under that program.

Plan Features. The Company’s 2006 Plan includes the following features:

•

The exercise price for options and stock appreciation rights can not be less than the fair market value per share on the grant date. No option or stock appreciation right has a term in excess of seven years, and each grant is subject to earlier termination following the recipient’s cessation of service with the Company. The grants generally vest and become exercisable in installments over the recipient’s period of continued service.

•	Two types of stock appreciation rights may be granted:

•

Tandem rights which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares subject to the surrendered option over (ii) the aggregate exercise price payable for those shares; and

•

Stand-alone rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange a distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares.

•	The appreciation distribution on any exercised tandem or stand-alone stock appreciation right is made in shares of our common stock.

•

Under the stock issuance program, shares may be issued at a price per share not less than their fair market value, payable in cash or other valid consideration under the Delaware General Corporation Law. Shares may also be issued as a bonus for past services without any cash purchase price required of the recipient. Shares of our common stock may also be issued pursuant to performance share awards or restricted stock units which entitle the recipients to receive those shares, without payment of any cash purchase price, upon the attainment of designated performance goals and/or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

•	The 2006 Plan includes the following change in control provisions which may result in the accelerated vesting of outstanding awards:

•

In the event of a change in control, each outstanding award under the discretionary grant program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically vest in full on an accelerated basis. However, the plan administrator will have the authority to grant awards which will immediately vest in the event of a change in control, even if those awards are to be assumed by the successor corporation or otherwise continued in effect.

•

Each award (whether in the form of an option grant or restricted stock units) outstanding under the automatic grant program at the time of a change in control will automatically vest in full on an accelerated basis.

•

The plan administrator will also have complete discretion to structure one or more awards under the discretionary grant program so those awards will vest as to all the underlying shares in the event those awards are assumed or otherwise continued in effect but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event.

•

Outstanding awards under the stock issuance program may be structured so that those awards will vest immediately upon the occurrence of a change in control event or upon a subsequent termination of the individual’s service with us or the acquiring entity.

•

A change in control will be deemed to occur in the event (i) the Company is acquired by merger or asset sale or (ii) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of our securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from us or the acquisition of outstanding securities held by one or more of the Company’s stockholders.

•

In the event of any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting our outstanding common stock without the Company’s receipt of consideration, equitable adjustments will be made by the plan administrator to (i) the maximum number and/or class of securities issuable under the 2006 Plan, (ii) the maximum number and/or class of securities for which any one person may receive awards under the Plan per calendar year, (iii) the number and/or class of securities for which awards may subsequently be made under the automatic grant program to new and continuing eligible non-employee directors, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding award under the discretionary grant and automatic grant programs and (v) the number and/or class of securities subject to each outstanding award under the stock issuance and automatic grant program and the cash consideration (if any) payable per share.

•

The plan administrator may provide one or more individuals holding awards under the 2006 Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the exercise of those options or stock appreciation rights, the issuance of vested shares or the vesting of unvested shares issued to them. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of the Company’s common stock in payment of such withholding tax liability.

•

Plan amendments will be subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the stock exchange (or NASDAQ National Market) on which the Company’s common stock is at the time primarily traded.

Automatic Option Grant Program. Participation in the automatic option grant program is limited to (i) each individual who was serving as an eligible non-employee board member in December 2006 and (ii) any individual who first becomes an eligible non-employee board member on or after such date. For purposes of the program, an eligible non-employee board member is any non-employee board member who is not a member, officer, manager, equity holder or other affiliate of H.I.G. Capital LLC, Inc.

Grants under the automatic grant program are made as follows:

•

Each individual who was serving as an eligible non-employee board member in December 2006 was automatically granted an option to purchase that number of shares of common stock determined by dividing the sum of thirty thousand dollars by the price per share at which the common stock was sold pursuant to the Company’s initial public offering (an “IPO grant”).

•

Each individual who first becomes an eligible non-employee board member at any time after December 2006 will, on the date such individual joins the board, automatically be granted an option to purchase that number of shares of our common stock determined by dividing the applicable dollar amount, not to exceed fifty thousand dollars, by the fair market value per share of our common stock on such date, provided that individual has not previously been in our employ (the “Initial Grant”). The applicable dollar amount will be determined by the plan administrator at the time of each such grant.

•

On the date of each annual stockholders meeting held after the completion of the Company’s initial public offering of common stock, each eligible non-employee board member who is to continue to serve as a non-employee board member, including each of the Company’s current eligible non-employee board members, will automatically be awarded restricted stock units covering that number of shares of the Company’s common stock determined by dividing the applicable annual amount, not to exceed thirty thousand dollars, by the fair market value per share of our common stock on such date, provided that such individual has served as an eligible director for a period of at least six (6) months (the “Annual Grant”). The applicable annual amount will be determined by the plan administrator on or before the date of the annual stockholders meeting on which those Annual Grants are to be made.

Any fractional share of common stock resulting from the application of the applicable dollar formula will be rounded up to the next whole share.

Each IPO Grant and Initial Grant will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date and will have a term of seven years, subject to earlier termination following the eligible non-employee director’s cessation of board service. The option will be immediately exercisable for all of the option shares; however, the Company may repurchase, at the lower of the exercise price paid per share or the fair market value per share, any shares purchased under the option which are not vested at the time of the eligible non-employee director’s cessation of board service. The shares subject to each IPO Grant and Initial Grant will vest in a series of four successive annual installments upon the eligible non-employee director’s completion of each year of board service over the four-year period measured from the grant date. The shares subject to each Annual Grant will vest upon the earlier of the eligible non-employee director’s completion of one year of board service measured from the grant date or his or her continuation in board service until the day immediately preceding the next annual stockholders meeting following the grant date. However, the shares subject to each automatic grant held by an eligible non-employee director (whether in the form of an option grant or restricted stock units) will immediately vest in full upon his or her death or disability while a board member.

Restricted Stock Awards

The Company granted restricted stock to Jeff Bradley in 2005 to provide an incentive to its Chief Executive Officer to focus on the growth in value of the Company’s stock.

Pursuant to the terms of the employment agreement and the restricted shares agreement between the Company and Jeff Bradley, Mr. Bradley was granted 75,451 shares of our restricted stock, representing 0.6667% of our then outstanding common stock. Of such shares, 12.5% vest each anniversary of the original grant date assuming that Mr. Bradley is employed on each applicable vesting date. An additional 12.5% of such shares vest each anniversary of the original grant date if the Company’s EBITDA levels equal or exceed targets established by the Compensation Committee of the Board and Mr. Bradley is employed on each applicable vesting date.

Mr. Bradley received a dividend payment of approximately $276,000 in September 2005. Mr. Bradley was also entitled to a $466,490 dividend on his restricted shares with respect to a dividend to our equity holders declared on June 13, 2006. Mr. Bradley received $90,000 of the dividend on June 14, 2006 and the remainder was deferred pursuant to the terms of Mr. Bradley’s restricted shares agreement. In addition, Mr. Bradley was entitled to a $477,921 dividend on his restricted shares with respect to a dividend to our equity holders declared on July 12, 2006. The withheld dividends were distributed to Mr. Bradley in January 2007.

In June 2006, the Compensation Committee determined that the Company satisfied the targeted EBITDA levels and as such one-quarter of Mr. Bradley’s restricted stock vested and was released from restrictions.

Defined Benefit Retirement Plan

The Company maintains a noncontributory defined benefit pension plan, which covers substantially all full-time employees. Pension benefits are based on years of service and average annual earnings. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974. Pension benefits are based on an employee reaching the normal retirement age of 65. The amounts are accumulated by multiplying the employee’s average base salary by the number of years of un-interrupted service by a pension factor of 1%. The benefit paid out is calculated using a normal form straight line annuity for a single person. The benefits paid out are not subject to any deduction for social security or other offset amounts.

Other Benefits

We also provide all employees with a 401(k) plan, health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays. These benefits are typical within our industry, are designed to be competitive with overall market practices, and are in place to attract and retain the executives and employees needed to operate our business.

Severance and Change of Control Agreements.

Mr. Bradley and Mr. Clark are entitled to certain severance and change of control benefits. These agreements are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of the Company’s Compensation Committee and any executive officer of the Company that require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Matthew Sanford

Jeffrey Zanarini

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeff Bradley Chief Executive Officer	2006	$275,000		$225,000	(3)	$259,000	(4)	—		—	$13,030	$89,000	(5)	$861,030
David Clark Chief Financial Officer	2006	$29,000	(2)	0		0		0	(6)	—	0	—		$29,000
Allen Egner Vice President, Finance	2006	$151,000		$175,000		0	(7)	0	(6)	—	$6,887	—		$332,887
Steve Lundmark Vice President, Sales and Marketing	2006	$178,000		$45,000		0	(7)	0	(6)	—	$24,954	—		$247,954

(1)	Amounts in these columns represent the compensation expense recognized by the Company in accordance with SFAS 123(R) for the year ended December 31, 2006. Assumptions used in the calculation of these amounts are included in Note 13 of the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC.
(2)	Mr. Clark’s employment with the Company commenced in November 2006. This amount was paid to Mr. Clark from November 2006 through December 2006. Mr. Clark’s annual base salary is $250,000.
(3)	Mr. Bradley was paid a bonus of $225,000 on July 13, 2006 for his performance for the twelve month period ended June 30, 2006.
(4)	Pursuant to a restricted shares agreement, Mr. Bradley was granted 75,451 shares of our sole stockholder’s restricted stock, one-quarter of which vested in June 2006. Mr. Bradley also received $200,000 in restricted stock units in connection with the Company’s initial public offering of common stock in December 2006. The restricted stock units vest over four years from the date of grant.
(5)	Mr. Bradley received dividend payments of approximately $89,000 in June 2006 with respect to his restricted stock. Mr. Bradley received a distribution of $855,000 of dividends held in an escrow account pursuant to his restricted shares agreement in January 2007.
(6)	Stock options were granted in connection with the Company’s initial public offering of common stock in December 2006, however the Company did not recognize any compensation expense in connection with such options for the year ended December 31, 2006.
(7)	Restricted stock units were granted in connection with the Company’s initial public offering of common stock in December 2006, however the Company did not recognize any compensation expense in connection with such restricted stock units for the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the Named Executive Officers in 2006.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)(2)
Jeff Bradley	12/18/06	—	—	—	—	11,764	—	—	—	—	$200,000
David Clark	12/18/06	—	—	—	—	44,117	—	—	—	$17.00	$363,083
Allen Egner	12/18/06	—	—	—	—	17,647	—	—	—	—	$300,000
	12/18/06	—	—	—	—	11,764	—	—	—	$17.00	$96,818
Steve Lundmark	12/18/06	—	—	—	—	17,647	—	—	—	—	$300,000
	12/18/06	—	—	—	—	11,764	—	—	—	$17.00	$96,818

(1)	All non-equity payouts to Named Executive Officers during 2006 are considered “Bonuses” and are reflected in the Summary Compensation Table.
(2)	There was no specified minimum or maximum award payout with respect to grants made in connection with the Company’s initial public offering of common stock.
(3)	These awards were made under the Company’s 2006 Stock Incentive Plan in connection with the Company’s initial public offering of common stock.
(4)	The grant date fair value is computed in accordance with SFAS 123(R). Assumptions used in the calculation of the amounts are included in Note 13 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s 2006 Annual Report on Form 10-K filed with the SEC.

Employment Arrangements

Jeff Bradley

The Company entered into an employment agreement with Jeff Bradley pursuant to which, among other things, Mr. Bradley serves as its Chief Executive Officer. Under this agreement, after the Company’s initial public offering of common stock, Mr. Bradley’s base salary increased to $350,000 per year, and he is eligible for an annual bonus of up to $225,000 of which up to $150,000 is based on the Company attaining certain EBITDA levels and the remaining $75,000 may be earned in the Compensation Committee’s discretion. In addition, Mr. Bradley is eligible for an annual equity award under the Company’s 2006 Stock Incentive Plan of restricted stock units having a value of $125,000 and for the commencement of vesting of options to purchase up to 20,000 shares each year over the next four years. Two-thirds of his equity award will be based upon the Company attaining certain EBITDA levels and the remaining one-third may be earned in the Compensation Committee’s discretion. In June 2005, Mr. Bradley was also granted 75,451 shares of Holdings’ restricted stock, representing 0.6667% of its outstanding common stock. Of such shares, 12.5% vest each anniversary of the original grant date assuming that Mr. Bradley is employed on each applicable vesting date. An additional 12.5% of such shares vest beginning on June 30, 2006 and on June 30 of each subsequent year if our EBITDA levels equal or exceed target established by our Board and Mr. Bradley is employed on each applicable vesting date. The first portion of the shares vested on June 23, 2006. In the event that the Company or certain of its affiliates experience a change of control, Mr. Bradley is entitled to an additional bonus equal to $1,000,000 minus the net proceeds that he receives upon such change of control as a result of his equity ownership. If the Company terminates Mr. Bradley without cause he is entitled to salary accrued through the effective date of the termination notice, the reimbursement of any expenses, and, if he executes a separation release, one year’s salary and any bonus accrued as of termination. If the Company terminates Mr. Bradley with cause he is entitled to his salary accrued through the effective date of the termination notice and the reimbursement of any expenses.

On January 31, 2007, Jeff Bradley was granted options to purchase 80,000 shares of common stock at an exercise price of $18.65 per share. The options expire 7 years after the grant date and vest in four equal annual installments subject to meeting certain performance criteria.

Additionally, Mr. Bradley was granted restricted stock units having a value equal to $200,000 based on the initial public offering price of the Company’s common stock. The restricted stock units will vest ratably over a four-year period from the date of grant.

David Clark

The terms of Mr. Clark’s employment, pursuant to which he serves as the Chief Financial Officer of the Company, are set out in his offer letter which provides that Mr. Clark will receive a base salary of $250,000 per year, and be eligible for an annual cash bonus of up to $125,000 and an equity award under the Company’s 2006 Stock Incentive Plan of restricted stock units having a value of up to $62,500 and options to purchase shares of the Company’s common stock having an aggregate exercise price (based on the fair market value of our common stock on the date of grant) of up to $62,500. Two-thirds of Mr. Clark’s cash bonus and two-thirds of his equity award will be based upon the Company attaining certain EBITDA levels and the remaining one-third of both his cash bonus and his equity award may be earned in the Compensation Committee’s discretion. If the Company terminates Mr. Clark without cause, he will be entitled to salary accrued through the effective date of the termination notice, the reimbursement of any expenses, and, if he executes a separation release, one year’s salary and any bonus accrued as of termination. If the Company terminates Mr. Clark with cause, he will be entitled to his salary accrued through the effective date of the termination notice and the reimbursement of any expenses. Additionally, Mr. Clark was granted options to purchase shares of the Company’s common stock having an aggregate exercise price (based on the initial public offering price) of $750,000. These options vest ratably over a four-year period from the date of grant.

Allen Egner

After the Company’s initial public offering of common stock, Mr. Egner’s base salary was increased to $150,000 per year. Mr. Egner is eligible for an annual cash bonus of up to $75,000 and an equity award under the Company’s 2006 Stock Incentive Plan of options to purchase shares of the Company’s common stock having an aggregate exercise price (based on the fair market value of our common stock on the date of grant) of up to $80,000. One-half of Mr. Egner’s cash bonus and one-half of his equity award is based upon the Company attaining certain EBITDA levels and the remaining one-half of his cash bonus and his equity award may be earned in the Compensation Committee’s discretion. Additionally, Mr. Egner received a cash award of $100,000 and was granted restricted stock units having a value of $300,000 based on the initial public offering price and options to purchase shares of the Company’s common stock having an aggregate exercise price (based on the initial public offering price) of $200,000. These restricted stock units and options each vest ratably over a four-year period from the date of grant.

Steve Lundmark

After the Company’s initial public offering of common stock, Mr. Lundmark’s base salary was increased to $180,000 per year. Mr. Lundmark is eligible for an annual cash bonus of up to $90,000 and an equity bonus under the Company’s 2006 Stock Incentive Plan of options to purchase shares of our common stock having an aggregate exercise price (based on the fair market value of our common stock on the date of grant) of up to $80,000. One-half of Mr. Lundmark’s cash bonus and one-half of his equity award will be based upon the Company attaining certain EBITDA levels and the remaining one-half of both his cash bonus and his equity award may be earned in the Compensation Committee’s discretion. Additionally, Mr. Lundmark was granted restricted stock units having a value of $300,000 based on the initial public offering price and options to purchase shares of our common stock having an aggregate exercise price (based on the initial public offering price) of $200,000. These restricted stock units and options each vest ratably over a four-year period from the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by the Named Executive Officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeff Bradley	—	—	—	—	—	56,589	$1,040,672	11,764	$216,340
David Clark(4)	—	—	44,117	$17.00	12/17/13	—	—	—	—
Allen Egner	—	—	11,764	$17.00	12/17/13	—	—	17,647	$324,528
Steve Lundmark	—	—	11,764	$17.00	12/17/13	—	—	17,647	$324,528

(1)	Option and Stock Awards vest in four annual installments over the four-year period from the date of grant. Under certain circumstances all stock options and restricted stock grants will immediately vest upon a Change of Control as defined in the Company’s 2006 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” for a description of when vesting of awards is accelerated.
(2)	Pursuant to the terms of a restricted shares agreement between the Company and Jeff Bradley, Mr. Bradley was granted 75,451 shares of restricted stock in 2005. Of such shares, 12.5% vest each anniversary of the original grant date, June 30, 2005, assuming that Mr. Bradley is employed on each applicable vesting date. An additional 12.5% of such shares vest each anniversary of the original grant date if the Company’s EBITDA levels equal or exceed targets established by the Compensation Committee and Mr. Bradley is employed on each applicable vesting date. If Mr. Bradley is employed by the Company at the time of a “Change of Control,” as defined in Mr. Bradley’s employment agreement, all shares of restricted stock not previously forfeited shall immediately vest and cease to be restricted.
(3)	Based on the $18.39 per share closing price of our common stock on December 29, 2006 as reported on the NASDAQ Global Market.
(4)	See “Potential Payments Upon Termination or Change in Control” for circumstances under which Mr. Clark’s stock options immediately vest upon a Change of Control.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the Named Executive Officers during 2006 and vesting of restricted stock held by the Named Executive Officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeff Bradley	—	—	18,862	$175,794
David Clark	—	—	—	—
Allen Egner	—	—	—	—
Steve Lundmark	—	—	—	—

(1)	The Company was privately held on June 30, 2006, the vesting date. The amount above is based on an estimate of the market value of the Company as of such date.

PENSIO N BENEFITS

The following table sets forth the present value of the Named Executive Officers’ accumulated benefits under the Company’s pension plan as of December 31, 2006:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeff Bradley	Noncontributory defined benefit pension plan	1	$13,030	0
David Clark	Noncontributory defined benefit pension plan	0	$0	0
Allen Egner	Noncontributory defined benefit pension plan	17	$71,592	0
Steve Lundmark	Noncontributory defined benefit pension plan	18	$242,119	0

We maintain a noncontributory defined benefit pension plan, which covers substantially all full-time employees, including Messrs. Bradley, Clark, Egner and Lundmark. Pension benefits are based on years of service and average annual earnings. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974.

Pension benefits are based on an employee reaching the normal retirement age of 65. The amounts are accumulated by multiplying the employee’s average base salary by the number of years of un-interrupted service by a pension factor of 1%. The benefit paid out is calculated using a normal form straight line annuity for a single person. The benefits paid out are not subject to any deduction for social security or other offset amounts.

Earnings for the purpose of calculating the final earnings are limited to base salary as reflected in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that may be made to the Company’s Named Executive Officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2006 (except as otherwise noted). The information in this section does not include information relating to the following:

•	payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including the Company’s tax-qualified defined contribution plan; and

•	restricted stock that vested prior to the termination event—see the Outstanding Equity Awards at Fiscal Year-End table.

The Company has entered into an Employment Agreement and Restricted Shares Agreement with Jeff Bradley and intends to enter into an Employment Agreement with David Clark. The Company’s other executive officers are not a party to an employment agreement with the Company.

Jeff Bradley—Employment Agreement

Change of Control

The agreement entitles Mr. Bradley to a cash Change of Control Bonus equal to the Equity Deficiency, if Mr. Bradley is employed on the effective date of such Change of Control. Equity Deficiency is determined by subtracting the Employee’s Share from $1,000,000. If the Employee’s Share is more than $1,000,000, the Equity Deficiency is $0. The Employee’s Share equals:

•

in the case of a Change of Control involving a sale of stock of the Company (or a sale of the stock of H.I.G. Capital, together with all of the outstanding shares of capital stock of the Company not directly owned by H.I.G. Capital), the amount of Net Proceeds (as defined in the agreement) actually received directly by Mr. Bradley upon the Change of Control;

•

in the case of a Change of Control involving solely a sale of the stock of H.I.G. Capital, the amount that would be payable to Mr. Bradley upon a redemption of his Company stock immediately following such Change of Control, where the price to be paid in such redemption would equal (x) the aggregate Net Proceeds of such Change of Control divided by the percentage of the Company’s stock not owned by Mr. Bradley at the time of the Change of Control, minus (y) the aggregate Net Proceeds of such Change of Control; and

•

in the case of a Change of Control involving a sale of assets, the amount of Net Proceeds that would have been distributed to Mr. Bradley as a stockholder of the Company in an extraordinary dividend equal to the aggregate Net Proceeds upon the Change of Control.

At the current prices at which our common stock trades, the Equity Deficiency is $0.

A Change of Control under the agreement means:

•

any sale, consolidation or merger which results in the acquisition of all or substantially all of the Company’s outstanding shares of capital stock by a single person or entity or by a group of persons or entities acting in concert;

•

any acquisition in a single transaction or group of related transactions of all or substantially all of the outstanding shares of capital stock of H.I.G. Capital LLC, Inc. either alone or together with all of the outstanding shares of capital stock of the Company not directly owned by H.I.G. Capital; or

•

any sale or transfer of all or substantially all of the assets of the Company and its direct and indirect subsidiaries after which such subsidiaries retain no material business operations provided however that the term “Change of Control” shall not include any of the following: (x) a transaction or transactions with affiliates of H.I.G. Capital (as determined by the Board of Directors of H.I.G. Capital in its sole discretion); (y) a transaction or transactions pursuant to which more than 50% of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by H.I.G. Capital or any of its affiliates (as determined by the Board of Directors of H.I.G. Capital in its sole discretion); or (z) any transaction which results in aggregate Net Proceeds (as hereinafter defined) of less than $150,000,000.

Termination Provisions

In the event Mr. Bradley’s employment terminates due to (i) death, (ii) disability, (iii) termination for cause or (iv) voluntary termination, Mr. Bradley or his estate shall be entitled to receive his accrued but unpaid salary through the date of death, date of notice to the Company of disability or date of termination and reimbursement of any unpaid expenses in connection with his duties with the Company.

In the event Mr. Bradley’s employment is terminated without cause, Mr. Bradley shall be entitled to receive:

(1) his accrued but unpaid salary through the date of notice of termination;

(2) reimbursement of unpaid expenses in connection with his duties with the Company; and

(3) lump-sum cash payment equal to 12 months salary plus any bonus accrued but not yet payable reduced by the Employee’s Share (defined above) if termination occurs with a Change of Control.

Amounts paid pursuant to clause (3) above are contingent upon satisfaction of a Separation Release whereby Mr. Bradley agrees to waive and release any claims arising from his employment with the Company.

Mr. Bradley’s agreement includes typical confidentiality clauses and a 2-year non-competition clause.

Jeff Bradley—Restricted Shares Agreement

Pursuant to a Restricted Shares Agreement between the Company and Mr. Bradley, Mr. Bradley received 75,451 shares of restricted stock. The Restricted Shares Agreement provides that if Mr. Bradley’s employment is terminated for any reason, all unvested restricted shares are automatically forfeited and transferred to the Company. If Mr. Bradley is employed during a Change of Control (as defined in Mr. Bradley’s employment agreement above), any unvested restricted shares not previously forfeited will vest and cease to be restricted.

David Clark

The terms of Mr. Clark’s employment are set out in his offer letter which provides severance in the amount of twelve months salary and the amount of Mr. Clark’s bonus (up to 50% of his base salary) accrued as of the termination date, if terminated by the Company other than for cause. Mr. Clark will also be subject to a typical confidentiality agreement and a 2-year non-competition agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Units Upon a Change in Control

Pursuant to the agreements governing the stock options and restricted stock units granted under the Company’s 2006 Stock Incentive Plan, certain events will accelerate the vesting of the shares.

Stock Options

If options are outstanding but not fully exercisable at the time of a Change of Control, and such options are not assumed or paid cash consideration in connection with the Change of Control, such options will automatically accelerate and become fully exercisable.

Pursuant to Mr. Clark’s stock option agreements with respect to his grant of stock options in connection with the Company’s initial public offering of common stock, regardless of whether his options are assumed or he is paid cash consideration in connection with a Change of Control, all of his outstanding but not otherwise fully exercisable options will automatically accelerate upon a Change of Control.

A Change of Control is defined as a change in the ownership or control of the Company through any of the following transactions:

•

a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

•	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets; or

•

the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than 50% of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstaying securities held by one or more of the Company’s existing stockholders.

Stock options cease to vest upon termination of employment for any reason, including death or disability.

Restricted Stock Units

If restricted stock units are outstanding but unvested at the time of a Change of Control, and such restricted stock units are not assumed or replaced with a cash retention program in connection with the Change of Control, such restricted stock units will vest immediately.

A Change of Control is defined as a change in the ownership or control of the Company through any of the following transactions:

•

a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

•	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets;

•

the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than 50% of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstaying securities held by one or more of the Company’s existing stockholders; or

•

a change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Restricted stock units cease to vest upon termination of employment for any reason, including death or disability.

Table of Benefits Upon Termination Events

The following tables show potential payments to the Named Executive Officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2006 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event is equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $18.39 closing price per share of our common stock on December 29, 2006.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $18.39 per share closing price of our common stock on December 29, 2006.

Jeff Bradley

Benefit Type	Change in Control		Termination without Cause	Termination with Cause	Voluntary Termination	Death or Disability	Retirement
Severance Payments	1,000,000	(1)	350,000	0	0	0	0
Accrued Bonus(2)	0		225,000	0	0	0	0
Retirement Plan	0		0	0	0	0	13,030
Deferred Compensation Plan	0		0	0	0	0	0
Stock Options	0		0	0	0	0	0
Restricted Stock(3)	1,257,012		0	0	0	0	0
Excise Tax and Gross-Ups	0		0	0	0	0	0
Health and Welfare Benefits	0		0	0	0	0	0

TOTAL	2,257,012		575,000	0	0	0	13,030

(1)	This amount is payable under certain circumstances described above. The market price of the Company’s common stock as of the hypothetical termination date would result in no amount being due.
(2)	Assumes full bonus accrued for the year.
(3)	Assumes restricted stock units were not assumed or replaced in the event of a Change of Control pursuant to the 2006 Stock Incentive Plan.

David Clark(1)

Benefit Type	Change in Control	Termination without Cause	Termination with Cause	Voluntary Termination	Death or Disability	Retirement
Severance Payments	0	250,000	0	0	0	0
Accrued Bonus	0	125,000	0	0	0	0
Retirement Plan	0	0	0	0	0	0
Deferred Compensation Plan	0	0	0	0	0	0
Stock Options(2)	61,311	0	0	0	0	0
Restricted Stock	0	0	0	0	0	0
Excise Tax and Gross-Ups	0	0	0	0	0	0
Health and Welfare Benefits	0	0	0	0	0	0

TOTAL	61,311	375,000	0	0	0	0

(1)	The amounts represented on this table are based on Mr. Clark’s offer letter with the Company. Mr. Clark did not have an employment agreement in place at the hypothetical termination date.

(2)	All of Mr. Clark’s outstanding options accelerate upon a change of control pursuant to this stock option agreement under the 2006 Stock Incentive Plan.

Allen Egner

Benefit Type	Change in Control	Termination without Cause	Termination with Cause	Voluntary Termination	Death or Disability	Retirement
Accrued Bonus	0	0	0	0	0	0
Retirement Plan	0	0	0	0	0	71,592
Deferred Compensation Plan	0	0	0	0	0	0
Stock Options(1)	16,340	0	0	0	0	0
Restricted Stock(1)	324,528	0	0	0	0	0
Excise Tax and Gross-Ups	0	0	0	0	0	0
Health and Welfare Benefits	0	0	0	0	0	0

TOTAL	340,868	0	0	0	0	71,592

(1)	Assumes options and restricted stock units were not assumed or replaced in the event of a Change of Control pursuant to the 2006 Stock Incentive Plan.

Steve Lundmark

Benefit Type	Change in Control	Termination without Cause	Termination with Cause	Voluntary Termination	Death or Disability	Retirement
Accrued Bonus	0	0	0	0	0	0
Retirement Plan	0	0	0	0	0	242,119
Deferred Compensation Plan	0	0	0	0	0	0
Stock Options(1)	16,340	0	0	0	0	0
Restricted Stock(1)	324,528	0	0	0	0	0
Excise Tax and Gross-Ups	0	0	0	0	0	0
Health and Welfare Benefits	0	0	0	0	0	0

TOTAL	340,868	0	0	0	0	242,119

(1)	Assumes options and restricted stock units were not assumed or replaced in the event of a Change of Control pursuant to the 2006 Stock Incentive Plan.

DIRECTOR COMPENSATION

The following table provides information regarding compensation for the Company’s non-employee directors in 2006, which reflects the directors’ fees, compensation plans and other arrangements described herein. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sami Mnaymneh(3)	0	—	0	—	—	—	0
Matthew Sanford(3)	0	—	0	—	—	—	0
Steve Scheinkman	0	—	0	—	—	—	0
Tracy Shellabarger	0	—	0	—	—	—	0
Tony Tamer(3)	0	—	0	—	—	—	0
Jeffrey Zanarini(3)	0	—	0	—	—	—	0

(1)	There were no board or committee meetings after the Company’s initial public offering of common stock on December 22, 2006 for which any director received compensation. No director received a cash retainer in 2006. Directors who are not employees of the Company nor affiliated with H.I.G. Capital will receive an annual retainer of $20,000 and an award of restricted stock units with a value of $20,000 based on the fair market value of shares of the Company’s common stock on the date of grant. Non-employee directors who are not affiliated with H.I.G. Capital are also paid $1,500 for attending each meeting of the Board or any Committee meeting of the Board.
(2)	Messrs. Sheinkman and Shellabarger each were granted options to purchase the Company’s common stock at an aggregate exercise price (based on the IPO price) of $30,000. The Company did not incur any compensation expense in connection with these options for the year ended December 31, 2006. The grant date fair value of the option awards granted in 2006 to each director computed in accordance with SFAS 123(R) was $14,523. At December 31, 2006, the number of shares of the Company’s Common Stock underlying options held by the directors listed in the table was: Mr. Sheinkman, 1,764 shares; and Mr. Shellabarger, 1,764 shares.
(3)	Directors who are employed by the Company or affiliated with H.I.G. Capital are not compensated for acting as a director.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Chizek and Company LLC (“Crowe Chizek”) has been engaged by the Company as its independent registered public accounting firm since the fiscal year ended 2005. The Board has appointed Crowe Chizek as the Company’s independent registered public accounting firm for continuing audit work in 2007. The Board has determined that it would be desirable to request that the stockholders ratify such appointment. A representative of Crowe Chizek is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder approval is not required for the appointment of Crowe Chizek. However, the appointment is being submitted to stockholders for ratification. Should the stockholders fail to ratify the appointment of Crowe Chizek, such failure (1) would have no effect on the validity of such appointment for 2007 (given the difficulty and expense of changing the independent registered public accounting firm during the fiscal year) and (2) would be a factor to be taken into account, together with other relevant facts, by the Audit Committee and by the full Board in the selection and appointment of the independent registered public accounting firm for 2008 (but would not necessarily be the determining factor).

The Board of Directors recommends a vote FOR the ratification of the appointment of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and Crowe Chizek the audited financial statements. The Audit Committee has discussed with Crowe Chizek the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Crowe Chizek that firm’s independence. Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Steve Scheinkman

Tracy L. Shellabarger

Jeffrey Zanarini

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following represents the fees billed to the Company for the last two fiscal years by Crowe Chizek, the Company’s principal public accountant for 2006 and 2005:

	2006	2005
Audit Fees	$595,875	$76,000
Audit-Related Fees(1)	21,700	365,240
Tax Fees(2)	—	1,320
All Other Fees	—	—

Total	$617,575	$442,560

(1)	Audit-Related Fees consist of audits of the Company’s employee benefits plans and due diligence related projects.
(2)	Tax Fees consist of tax research and tax advice.

Approval of Fees Prior to the IPO

Prior to the Company’s initial public offering of common stock in December 2006, all fees charged by the Company’s public accountant were reviewed and approved by the Board.

Approval of Fees Following the IPO

The audit committee adopted an Audit and Non-Audit Services Pre-Approval Policy that includes requirements for the audit committee to pre-approve all audit and non-audit services provided by the Company’s independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants’ independence. The audit committee may delegate pre-approval authority to one or more of its independent members. The audit committee may not delegate to management the audit committee’s responsibilities to pre-approve services performed by the independent accountants. After December 22, 2006, all of the audit services provided by Crowe Chizek and all related fees were approved in advance by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known to Claymont to beneficially own 5% or more of the voting stock of Claymont as of October 10, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	H.I.G. Capital LLC, Inc. 1001 Brickell Bay Drive 27th Floor Miami, FL 33131	7,486,303		42.6%

Common Stock	Sami Mnaymneh 1001 Brickell Bay Drive 27th Floor Miami, FL 33131	7,486,303	(1)	42.6%

Common Stock	Tony Tamer 1001 Brickell Bay Drive 27th Floor Miami, FL 33131	7,486,303	(1)	42.6%

(1)	Messrs. Mnaymneh and Tamer are directors of H.I.G. Capital LLC, Inc. and may be deemed to beneficially own the shares of common stock held of record of H.I.G. Capital LLC, Inc. and its affiliates. Both Mr. Mnaymneh and Mr. Tamer disclaim beneficial ownership of such shares of common stock except to the extent of any pecuniary interest therein.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Claymont’s common stock beneficially owned as of October 10, 2007 by each director and executive officer of the Company and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of Claymont other than those shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jeff Bradley	75,986	(1)	(4)
David Clark	0		—
Allen Egner	0		—
Steve Lundmark	200		(4)
Sami Mnaymneh	7,486,303	(2)	42.6%
Matthew Sanford	0		—
Tony Tamer	7,486,303	(2)	42.6%
Jeffrey Zanarini	0		—
Tracy L. Shellabarger	0		—
Steve Scheinkman	0		—
All Directors and Executive Officers as a group (10 persons)	7,562,489	(3)	42.6%

(1)	Includes 535 shares owned by Mr. Bradley’s children.
(2)

Messrs. Mnaymneh and Tamer are directors of H.I.G. Capital LLC, Inc. and may be deemed to beneficially own the shares of common stock held of record of H.I.G. Capital LLC, Inc. and its affiliates. Both

Mr. Mnaymneh and Mr. Tamer disclaim beneficial ownership of such shares of common stock except to the extent of any pecuniary interest therein.
(3)	Total includes shares disclaimed by both Mr. Mnaymneh and Mr. Tamer.
(4)	Represents less than 1% of the total class.

CHANGE OF CONTROL

In December 2006, Claymont completed an initial public offering of its common stock. Claymont’s principal stockholder, H.I.G. Capital LLC, Inc., sold 3,755,000 of its own shares in the initial public offering bringing its total ownership of Claymont from 99.3% to 42.6%. H.I.G. Capital’s shares were sold to the public at the initial public price of $17.00 per share. H.I.G. Capital received the proceeds from the sale of its shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval of Transactions with Related Persons

The Company does not presently have a written formal policy pertaining solely to the ratification or approval of related party transactions. In general, it is the Board’s policy that all transactions with directors, officers and other affiliates be on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person or entity that is not an affiliate of the Company.

Management Agreement

On June 10, 2005, our wholly owned subsidiary Claymont Steel entered into a management agreement with H.I.G. Capital, LLC, an affiliate of our principal stockholder. Pursuant to the terms of this agreement, H.I.G. Capital provided management, consulting and financial services to Claymont Steel, subject to the supervision of its Board. In exchange for these services, Claymont Steel paid H.I.G. Capital an annual management fee of $675,000. In addition to this fee, H.I.G. Capital received additional compensation for the introduction or negotiation of any transactions not in the ordinary course of business or pursuant to which we acquire or dispose of any business operations. The amount of any additional compensation was to be determined by good faith negotiations between H.I.G. Capital and Claymont Steel’s Board, except that in the case of a sale of a majority of Claymont Steel’s stock or all or substantially all of its assets to a third party, H.I.G. Capital was entitled to a fee equal to 1% of the aggregate sale transaction value. Claymont Steel also agreed to reimburse H.I.G. Capital for any expenses incurred in the performance of its duties under the management agreement. In December 2006, this agreement was terminated. In connection with the agreement, the Company paid H.I.G. Capital a fee of $4 million, $1 million of which represents a transaction fee payable upon completion of the Company’s initial public offering of common stock and $3 million of which represents a fee to terminate our obligation to make payments under the management services agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our Common Stock are required to file with the SEC initial reports of their ownership of the our Common Stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2006.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. Claymont and some brokers may household proxy materials, by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes to receive separate proxy materials, if a stockholder received multiple copies of the proxy materials and would prefer to receive a single copy, or if a stockholder would like additional copies of the proxy materials, the stockholder should contact the Secretary at (302) 792-5400 or 4001 Philadelphia Pike, Claymont, Delaware 19703.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The 2008 Annual Meeting of Stockholders is tentatively scheduled for May 13, 2008. This date is subject to change. Matters to be brought before that meeting are subject to the following SEC rules.

Any proposals submitted by stockholders for inclusion in the Company’s proxy statement and proxy for the 2008 Annual Meeting of Stockholders must be received at the Company’s principal executive offices (to the attention of the Secretary) no later than December 16, 2007 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2008 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by the Company at its principal executive offices by February 28, 2008.

ANNUAL REPORT AND FORM 10-K

The Company’s Annual Report to stockholders for 2006, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on October 16, 2007, the record date for voting at the Annual Meeting. A copy of the Company’s Annual Report and Form 10-K for the year ended December 31, 2006, as amended, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Claymont Steel Holdings, Inc., 4001 Philadelphia Pike, Claymont Delaware 19703 Attention: Secretary. The Form 10-K, as amended, provided to stockholders will include a list of exhibits. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

ALLEN EGNER

Vice President, Finance and

Secretary

Claymont, Delaware

October 19, 2007

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF CLAYMONT STEEL HOLDINGS, INC.

I.	Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Claymont Steel Holdings, Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

A.	To assist the Board in its oversight of (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company; and (2) the Company’s compliance with legal and regulatory requirements in connection therewith.

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.	To prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

This Charter governs the operations of the Committee. Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, are prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.	Membership

A.	The Committee shall be composed of at least three directors. For the 90 days following the listing of the Company’s common stock on the NASDAQ Global Market (the “Listing Date”), at least one of the directors serving on the Committee must be independent. Within 90 days of the Listing Date, a majority of the directors serving on the Committee must be independent. Within one year of the Listing Date, each of the directors serving on the Committee must be independent. The Board shall determine if a director qualifies as independent. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.	No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC;

2.	No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee; and

3.	No Committee member shall have participated in the preparation of the financial statements of the Company or any subsidiary of the Company (exclusive of former subsidiaries that are no longer subsidiaries of the Company) during the past three years.

B.	All members of the Committee must be able to read and understand fundamental financial statements. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities in accounting or related financial management expertise. To the extent possible, such member of the Committee shall be an “audit committee financial expert” as that term is defined by the SEC.

C.	The members of the Committee shall be nominated by the independent directors of the Board and appointed by a majority of the Board. Members of the Committee shall serve one-year terms or until their successors are duly appointed, subject to their earlier resignation, retirement, or removal. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office. The independent directors of the full Board shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson.

D.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.	Meetings, Procedures and Funding

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. A majority of the members of the Committee shall constitute a quorum.

B.	The Committee shall meet with the independent auditors and management in separate meetings, as often as it deems necessary and appropriate in its judgment.

C.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

F.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Committee as a whole.

I.	The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors.

J.	The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain any legal, accounting or other advisors and to provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

A.	Financial Reporting Process

1.	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other significant financial disclosures to be included in SEC filings prior to their release. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the financial statements; the use of pro forma or non-GAAP financial information), and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

2.	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	The Committee shall review earnings press releases prior to their release, as well as the type of financial information and earnings guidance provided to analysts and rating agencies.

4.	The Committee shall prepare the Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

B.	Risks and Control Environment

1.	The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	The Committee shall review periodically the Company’s Code of Conduct, and shall have the sole authority to grant waivers of the Company’s Code of Conduct to the Company’s directors and executive officers.

3.	The Committee shall meet periodically with the senior personnel performing the compliance officer function under the Code of Conduct and the independent auditors to review the Company’s policies and procedures regarding disclosures that may affect the financial statements and compliance with applicable laws and regulations and the Company’s Code of Conduct.

4.	The Committee shall oversee the Company’s disclosure controls and procedures, including internal control over financial reporting, and, where applicable, shall oversee changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees that is reported to the Committee. In addition, the Committee shall review and discuss the annual report of management on the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on, and attestation of, such management report, to the extent those reports are required by SEC rules.

C.	Independent Auditors

1.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. Pre-approval of audit and non-audit services that are not prohibited may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services, including through delegation of authority to a member of the Committee. Any service that is approved pursuant to a delegation of authority to a member of the Committee must be reported to the full Committee at its next scheduled meeting.

3.	Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

4.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the auditing firm, and any steps taken to deal with any such issues.

5.	The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to, among other things, the Company’s critical accounting policies and practices;, all alternative treatments within GAAP for policies and practices relating to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, any disagreements with management, and any other matters required to be brought to the attention of the Committee under auditing standards (such as Statement on Auditing Standards No. 61). The Committee shall resolve any disagreements between the independent auditors and management.

7.	The Committee shall take appropriate action to oversee the independence of the independent auditor. In this regard, the Committee shall ensure its receipt from the independent auditors of a formal written statement, consistent with Independence Standard Board Standards No. 1, delineating all relationships between the independent auditor and the Company, and shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors.

8.	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead audit partner. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

9.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in an equivalent position, any partner, employee or former employee of the Company’s independent auditors who participated in any capacity in an audit of the Company during the one-year period preceding the date of initiation of the then-current audit.

E.	Evaluations and Reports

1.	The Committee shall annually review and assess the performance of the Committee and each Committee member and deliver a report to the Board setting forth the results of its evaluation. In conducting its review and assessment, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations that the Committee presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.	The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors and the effectiveness of the Company’s disclosure controls and procedures.

F.	Other Matters

1.	The Committee shall establish procedures for the ongoing review and approval of all related-party transactions involving executive officers and directors.

2.	The Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.	The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

4.	The Committee shall maintain free and open communication with the Board, management and the independent auditors.

5.	The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s Bylaws and governing law as the Committee or the Board may deem necessary or appropriate.

ANNUAL MEETING OF STOCKHOLDERS OF

CLAYMONT STEEL HOLDINGS, INC.

November 13, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

20203000000000000000 3	111307

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The Board of Directors recommends a vote FOR the following persons nominated to the Board of Directors of Claymont Steel Holdings, Inc., such election to be at the Annual Meeting of Stockholders on November 13, 2007.

The Board of Directors recommends a vote FOR Proposal 2.
NOMINEES:
☐ FOR ALL NOMINEES	O Tracy L. Shellabarger O Jeffrey Zanarini		2. Ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CLAYMONT STEEL HOLDINGS, INC.

November 13, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

20203000000000000000 3	111307

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The Board of Directors recommends a vote FOR the following persons nominated to the Board of Directors of Claymont Steel Holdings, Inc., such election to be at the Annual Meeting of Stockholders on November 13, 2007.

The Board of Directors recommends a vote FOR Proposal 2.
NOMINEES:
☐ FOR ALL NOMINEES	O Tracy L. Shellabarger O Jeffrey Zanarini		2. Ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLAYMONT STEEL HOLDINGS, INC.

This proxy is solicited on behalf of the Board of Directors for the 2007 Annual Meeting of Stockholders of Claymont Steel Holdings, Inc. to be held on November 13, 2007.

The undersigned hereby appoints Jeff Bradley, the Chief Executive Officer of Claymont Steel Holdings, Inc. and David Clark, the Chief Financial Officer of Claymont Steel Holdings, Inc., or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card and in their discretion on any other matters that properly come before the meeting, all of the shares of common stock of Claymont Steel Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders, or any adjournment or postponement thereof.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown on the reverse side. If you do not specify how this proxy should be voted, it will be voted FOR the election of each nominee for director listed in this card and FOR Proposal 2.

(Continued and to be signed on the reverse side)